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                                                                    EXHIBIT 10.1

                               CHEMED CORPORATION
                     2002 EXECUTIVE LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSES: The purposes of the Chemed Corporation 2002 Executive Long-Term Incentive Plan are to provide a means to attract and retain officers and other key employees of the Company and its Subsidiaries and to motivate such individuals to improve the long-term performance of the Company.

SECTION 2. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

      (a) "Award" shall mean, for any Plan Period, a payment made to a Participant under the terms of this Plan, which can be denominated in either cash or Capital Stock as determined by the Committee in its sole discretion

      (b) "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

      (c)   "CEO" shall mean the Chief Executive Officer of the Company.

      (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

      (e) "Committee" shall mean a committee of the Board of Directors, which shall consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

      (f) "Capital Stock" shall mean the capital stock of the Company, par value $1.00 per share.

      (g)   "Company" shall mean Chemed Corporation, a Delaware corporation.

      (h) "Covered Employee" shall mean the CEO and each other executive of the Company or a Subsidiary who the Committee determines, in its discretion, is or may be a "covered employee" within the meaning of
            Section 162(m) of the Code for the Plan Period to which an Award hereunder is related.

      (i) "Eligible Employee" shall mean all officers and other key employees of the Company and any of its Subsidiaries, as determined by the Committee in its sole discretion.

      (j)   "Maximum Amount" shall mean the product of:

            (i) $2,000,000 or 35,000 shares of Capital Stock, depending on whether an Award is denominated in cash or Capital Stock; and

            (ii)  The number of full or partial fiscal years in the Plan Period.

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      (k)   "Participant" shall mean an Eligible Employee selected by the
            Committee to participate in the Plan pursuant to Section 4.

      (l) "Performance Goal(s)" shall mean the goal or goals established for a Participant for a Plan Period by the Committee pursuant to Section 5.

      (m) "Performance Measures" shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups or Subsidiaries, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings or net income; operating earnings; operating margin; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; sales; revenues; market share; economic value added; expense reduction levels; stock price; and total shareholder return. For any Plan Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in a year or years prior to such Plan Period or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Plan Period, the Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or stock dividend, or stock split or combination; provided, however, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the Award to a Covered Employee to fail to qualify as "qualified performance-based compensation" within the meaning of
            Section 162(m) of the Code.

      (n) "Plan" shall mean the Chemed Corporation 2002 Executive Long-Term Incentive Plan, as amended and restated from time to time.

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      (o)   "Plan Period" shall mean a period longer than one fiscal year, as determined by the Committee in its sole discretion.

      (p) "Subsidiary" shall mean any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company, and that is not itself a publicly held corporation within the meaning of Section 162(m) of the Code.

SECTION 3. ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

SECTION 4. ELIGIBILITY: The Committee shall designate which Eligible Employees will be Participants in the Plan for a particular Plan Period. Designation of an Eligible Employee as a Participant for any Plan Period shall not require designation of such Eligible Employee for any other Plan Period.

SECTION 5. AWARDS:

      (a) The Committee may make Awards to Participants with respect to each Plan Period, subject to the terms and conditions set forth in the Plan. To the extent an Award that is denominated in Capital Stock results in a payment in Capital Stock or an Award that is denominated in cash is paid in Capital Stock, such Capital Stock shall be issued from the authorized reserve of Capital Stock under the 2004 Stock Incentive Plan or other such plan, if such plan has been approved by the holders of a majority of the shares of the Company's Capital Stock actually voting on the matter and has sufficient shares of capital stock remaining for such issuance.

      (b) Within 90 days after the commencement of each Plan Period (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the length of such Plan Period, select which Eligible Employees will be Participants for such Plan Period, and determine for each such Plan Period the following:

            (i) The Performance Goal or Performance Goals applicable to each Participant for the Plan Period based on one or more Performance Measures; and

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            (ii)  The payment schedule detailing the total amount which may be available for payment to each Participant as an Award based upon the relative level of attainment of the Performance Goal or Performance Goals.

      (c)   Upon completion of a Plan Period, the Committee shall:

            (i) Certify, in writing, prior to payment of any Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Period were satisfied;

            (ii) Determine the amount available for each Participant's Award pursuant to the payment schedule established in Section 5(b)(ii);

            (iii) Determine any increase or reduction in the amount of a
                  Participant's available Award, as determined pursuant to
                  Section 5(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an Award; and provided further that the exercise of such discretion to reduce an Award with respect to any Participant shall not have the effect of increasing an Award that is payable to a Covered Employee; and

            (iv) Authorize payment subject to Section 6 of such amounts determined under Section 5(c)(iii).

      (d) Notwithstanding any other provision of this Plan, in no event shall the Award earned by any Participant for a Plan Period exceed the Maximum Amount.

      (e) Notwithstanding any other provision of this Plan, a Plan Period shall not commence until any preceding Plan Period has been completed.

SECTION 6. PAYMENT OF AWARDS: Awards under this Plan shall be made in a lump sum payment in cash and/or Capital Stock to the Participant or the Participant's beneficiary, as designated under procedures established by the Committee, as soon as practicable following the Plan Period or to such deferred plan as the Company may have established for such purposes. If all or a portion of a cash-denominated Award is to be paid in Capital Stock or a Capital Stock-denominated Award is to be paid in cash, the Committee shall determine the basis on which such a conversion will occur. The Company may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

SECTION 7. NO CONTINUED EMPLOYMENT: Nothing in this Plan shall give any person any right to continue in the employ of the Company or its Subsidiaries or constitute a contract or agreement of employment or interfere in any way with the right of the Company or its Subsidiaries to terminate or change the conditions of employment.

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SECTION 8. NONASSIGNABILITY: Except as otherwise required by applicable law, any rights of a Participant or Participant's beneficiary under this Plan shall not be anticipated, sold, assigned, transferred, encumbered, hypothecated, or pledged nor be subject to any levy or charge and shall not be subject in any manner to the claims of any creditor of a Participant or a Participant's beneficiary; and any attempt to take such action shall be null and void.

SECTION 9. TERMINATION AND AMENDMENT: The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment is approved by the stockholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Plan Period but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 10. INTERPRETATION: Except with respect to terminations of employment or in connection with a change in control of the Company, as determined by the Committee in its sole discretion, it is the intent of the Company that Awards made to Covered Employees shall constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any other provision of the Plan or an Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

SECTION 11. UNFUNDED STATUS: Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

SECTION 12. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

SECTION 13. EFFECTIVE DATE: This Plan will become effective as of March 6, 2002; provided, however, that no Award will be made under the Plan unless prior to such payment, the holders of a majority of the shares of the Company's Capital Stock actually voting on the matter approve and adopt this Plan at a meeting of the stockholders of the Company.